Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Third Quarter 2012 Cash Distribution and Financial Results

Houston, Texas – October 26, 2012 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner, declared the Partnership’s third quarter 2012 cash distribution of $0.78 per common unit. The distribution represents a 1.3 percent increase over the distribution of $0.77 per common unit paid in the third quarter of 2011. The distribution is payable on November 14, 2012 to unitholders of record as of the close of business on November 5, 2012.

The Partnership also reported third quarter 2012 cash flows of $48 million, an increase of $5 million compared to $43 million in the third quarter of 2011. Net income in third quarter 2012 was $35 million or $0.64 per common unit compared to $41 million or $0.75 per common unit for the same period in 2011.

“The Partnership’s results in the third quarter were in line with our expectations”, said Steve Becker, president of TC PipeLines, GP, Inc. “Five of our six pipeline assets performed similarly to the same period in 2011. Great Lakes’ results were down in the third quarter primarily due to lower negotiated transportation rates charged during the period. Revenues generated by Great Lakes for the remainder of 2012 and into 2013 will depend primarily on a return to normalized winter weather conditions and natural gas storage levels.”

Third Quarter Highlights (All financial figures are unaudited)

• Partnership cash flows of $48 million
• Paid cash distributions of $43 million
• Declared cash distributions of $0.78 per common unit
• Net income of $35 million or $0.64 per common unit
• Reached rate case settlement with Northern Border shippers – transportation rates will be reduced by 11 percent commencing in 2013
• Re-contracted Northern Border’s long-haul capacity – substantially contracted through March 2014

The Partnership’s financial highlights for the third quarter of 2012 compared to third quarter 2011 were:

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2012	2011	2012	2011
Partnership cash flows(a)	48	43	150	139
Cash distributions paid	(43)	(42)	(127)	(113)
Cash distributions declared per common unit	$0.78	$0.77	$2.33	$2.29
Net income(b)	35	41	107	119
Net income per common unit(c)	$0.64	$0.75	$1.96	$2.33
Weighted average common units outstanding (millions)	53.5	53.5	53.5	50.2
Common units outstanding at end of period (millions)	53.5	53.5	53.5	53.5

(a) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(b) 25 percent interests in each of GTN and Bison were acquired in May 2011.

(c) Net income per common unit is computed by dividing net income, after deduction of the General Partner’s allocation, by the weighted average number of common units outstanding. The General Partner’s allocation is computed based upon the General Partner’s effective two percent general partner interest plus an amount equal to incentive distributions.

Partnership Developments

On October 25, 2012, the board of directors of our General Partner declared the Partnership’s third quarter 2012 cash distribution in the amount of $0.78 per common unit, payable on November 14, 2012 to unitholders of record as of November 5, 2012.

Great Lakes’ long-haul capacity in the third quarter of 2012 was sold mostly under short-term contracts and at lower rates compared to the same period in 2011 resulting in transmission revenues being $17 million lower than the third quarter of 2011. This resulted in an $8 million reduction to the Partnership’s equity earnings in the third quarter of 2012 compared to the third quarter of 2011.

Currently, 22 percent of Great Lakes' long-haul capacity available at November 1, 2012 is contracted, although at less than maximum rates. As a result, Great Lakes' transmission revenue for the fourth quarter of 2012 could be significantly lower relative to the same time period of 2011. Great Lakes' ability to sell its available and future capacity will depend on future market conditions which are impacted by a number of factors including weather for winter 2012/2013, levels of natural gas in storage, the price of natural gas liquids and the associated impact to North American natural gas production and the level and certainty of TransCanada's Mainline tolls. These factors are expected to impact our earnings for 2013. Great Lakes will continue to evaluate market opportunities and develop commercial strategies to capture these opportunities.

Great Lakes operates under a rate settlement approved by the Federal Energy Regulatory Commission (FERC) in July 2010 and is required to file a NGA Section 4 general rate case or reach a settlement on or before November 1, 2013.

During the third quarter of 2012, Northern Border reached a settlement with shippers on transportation rates and other terms of service (Northern Border Settlement).  The Northern Border Settlement is subject to approval by the FERC and, if approved, would be effective January 1, 2013 and would eliminate Northern Border’s obligation to otherwise file a Section 4 rate case by December 31, 2012.  The Partnership expects the settlement to be approved by the FERC before the end of the year. If approved, the Northern Border Settlement will reduce the transportation rates charged to certain customers by approximately 11 percent. Based on the current contracted capacity that will be directly impacted by the lower transportation rates and a lower composite depreciation rate, the Partnership’s share of equity earnings in 2013 is expected to be reduced by approximately $10 million and the Partnership’s cash flows in 2013 are expected to be reduced by approximately $10 million, as compared to 2012. Actual results from Northern Border will depend on a number of other factors. The settlement includes a three-year moratorium on filing rate cases or challenging the settlement rates and requires that Northern Border file for new rates no later than January 1, 2018.

Northern Border’s long-haul capacity is substantially contracted through March 2014. Northern Border has continued to successfully negotiate contract extensions for expiring capacity in 2012 and 2013 from Canada to Ventura. The majority of these extensions are for terms of three years or longer.

Partnership Cash Flows

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes, Northern Border, GTN and Bison, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja and Tuscarora, net of Partnership costs and distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Third Quarter 2012
Partnership cash flows increased $5 million to $48 million in the third quarter of 2012 compared to $43 million in the same period of 2011. This increase was primarily due to cash distributions of $11 million from GTN and Bison, which were acquired in May 2011 but did not make a distribution until the fourth quarter of 2011, partially offset by decreased cash distributions from Great Lakes of $7 million.

The Partnership paid distributions of $43 million in the third quarter of 2012, an increase of $1 million compared to the same period in 2011 due to an increase of $0.01 per common unit paid beginning in the third quarter of 2012.

Net Income

To supplement our financial statements, we have presented a comparison of the earnings contribution from each of our investments as an attachment. We have presented earnings in this format to enhance investors’ understanding of the way management analyzes our financial performance. We believe this summary provides a meaningful comparison of our current period earnings relative to the prior year, as we account for our partially-owned pipeline systems using the equity method. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Third Quarter 2012
Net income decreased $6 million to $35 million in the third quarter of 2012 compared to $41 million in the same period in 2011. This decrease was primarily due to lower equity earnings from Great Lakes, partially offset by lower financial charges.

Equity earnings from Great Lakes were $6 million in the third quarter of 2012, a decrease of $8 million compared to $14 million earned in the third quarter of 2011. This decrease was primarily due to lower transportation revenue resulting from previous long-haul capacity being sold for a shorter term at lower rates relative to the same period in 2011.

Financial charges were $6 million for the three months ended September 30, 2012, a decrease of $3 million compared to $9 million for the same period in 2011.  This decrease was primarily due to lower average interest rates from the use of floating debt in 2012 instead of fixed debt in 2011.

Liquidity and Capital Resources

At September 30, 2012, there was $313 million outstanding on the Partnership’s $500 million senior revolving credit facility leaving $187 million available for future borrowing. The Partnership was in compliance with the covenants of the credit agreement at September 30, 2012.

Conference Call
Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.226.1792 on Friday, October 26, 2012 at 10:00 a.m. central daylight time (CDT)/11:00 am. eastern daylight time (EDT). Steve Becker, President of the General Partner, will discuss the third quarter 2012 financial results and provide an update on the Partnership’s business developments, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT)/midnight (EDT) on November 2, 2012, by calling 800.408.3053, then entering pass code 6220304.
TC PipeLines, LP (NYSE: TCP) has interests in over 5,550 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as a 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. TC PipeLines, LP also has 100 percent ownership of North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. TC PipeLines, LP is managed by its General Partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation (NYSE: TRP). TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP.  For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements regarding expectations of future events and results.  TC PipeLines, LP believes that these statements are based on reasonable assumptions made with current and complete information but there is no guarantee that expectations of future results will be achieved.  These expectations are subject to a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from those expressed or implied in this release are described in Part 1, Item 1A. Risk Factors of TC PipeLines, LP’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), copies of which are available to the public over the Internet at the SEC’s website (www.sec.gov) and at TC PipeLines, LP’s website (www.tcpipelineslp.com).  TC PipeLines, LP undertakes no obligation to update or revise any forward-looking information except as required by law.

Media Inquiries:	Shawn Howard/Grady Semmens	403.920.7859
Unitholder and Analyst Inquiries:	Lee Evans/Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2012	2011	2012	2011

Equity earnings from unconsolidated affiliates:
Great Lakes	6	14	23	49
Northern Border	18	19	54	56
GTN (a)	5	5	15	7
Bison (a)	2	2	8	4
Transmission revenues	17	18	49	53
Operating expenses	(4)	(4)	(12)	(10)
General and administrative	(1)	(1)	(5)	(8)
Depreciation	(2)	(3)	(8)	(11)
Financial charges and other	(6)	(9)	(17)	(21)
Net income	35	41	107	119

Net income allocation
Common units	34	40	105	117
General partner	1	1	2	2
	35	41	107	119

Net income per common unit	$0.64	$0.75	$1.96	$2.33

Weighted average common units outstanding (millions)	53.5	53.5	53.5	50.2

Common units outstanding, end of the period (millions)	53.5	53.5	53.5	53.5

(a) 25 percent interests in each of GTN and Bison were acquired in May 2011.

Consolidated Condensed Balance Sheet

(unaudited) (millions of dollars)	September 30, 2012	December 31, 2011
ASSETS
Current assets	17	38
Investment in unconsolidated affiliates	1,576	1,610
Other assets	426	434
	2,019	2,082

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	13	6
Other liabilities	1	1
Long-term debt, including current portion	692	742
Partners' equity	1,313	1,333
	2,019	2,082

Non-GAAP Measures
Reconciliation of Net Income to Partnership Cash Flows

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars except per common unit amounts)	2012	2011	2012	2011
Net income(a)	35	41	107	119
Add:
Cash distributions from Great Lakes(b)	11	18	34	56
Cash distributions from Northern Border(b)	20	21	71	73
Cash distributions from GTN(b)	8	-	21	-
Cash distributions from Bison(b)	4	-	12	-
Cash flows provided by Other Pipes' operating activities	12	15	37	41
	55	54	175	170
Less:
Equity earnings from unconsolidated affiliates	(31)	(40)	(100)	(116)
Other Pipes' net income	(10)	(11)	(29)	(31)
	(41)	(51)	(129)	(147)
Partnership cash flows before General Partner distributions	49	44	153	142
General Partner distributions(c)	(1)	(1)	(3)	(3)
Partnership cash flows	48	43	150	139
Cash distributions declared	(43)	(42)	(127)	(119)
Cash distributions declared per common unit(d)	$0.78	$0.77	$2.33	$2.29
Cash distributions paid	(43)	(42)	(127)	(113)
Cash distributions paid per common unit(d)	$0.78	$0.77	$2.32	$2.27

(a) 25 percent interests in each of GTN and Bison were acquired in May 2011, the first distribution was received in the fourth quarter of 2011.
(b) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes, Northern Border, GTN and Bison are based on their respective prior quarter financial results.
(c) General Partner distributions represent the cash distributions declared to the General Partner with respect to its effective two percent General Partner interest plus an amount equal to incentive distributions.
(d) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding.

Average Daily Scheduled Volumes(a)

Our pipeline systems generally sell capacity under contracts under which shippers are obligated to pay for their contracted capacity regardless of utilization.

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(million cubic feet per day)	2012	2011	2012	2011
Great Lakes	1,950	2,241	1,987	2,442
Northern Border	2,563	2,515	2,670	2,599
GTN(b)	2,043	1,760	1,991	1,828

(a) Average daily scheduled volumes represent volumes of natural gas, irrespective of path or distance transported, from which variable usage fee revenue is earned. Average daily scheduled volumes are not presented for Bison, North Baja and Tuscarora as cash flows and net income from these investments are primarily underpinned by long-term firm contracts and do not vary significantly with changes in utilization.
(b) A 25 percent interest in GTN was acquired in May 2011. Average daily scheduled volumes for the nine months ended September 30, 2011 are presented for comparative information purposes only.

Growth and Maintenance Capital Expenditures(a)(b)

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars)	2012	2011	2012	2011
Maintenance Capital	4	7	12	17
Growth Capital	1	13	3	29

(a) Represents the Partnership’s share of the assets’ capital expenditures.
(b) 25 percent interests in each of GTN and Bison were acquired in May 2011.